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                                                                   EXHIBIT 10.12


                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT ("Agreement"), dated as of the 31st day of March, 1995, is made and entered into on the terms and conditions hereinafter set forth, by and between EDUCATIONAL MEDICAL, INC., a Delaware corporation, ANDON COLLEGES, INC. d/b/a Andon College, DBS ACQUISITION CORP. d/b/a Dominion Business School, MARIC LEARNING SYSTEMS d/b/a Maric College of Medical Careers, MTSX ACQUISITION CORP. d/b/a Modern Technology School of X-Ray, PALO VISTA COLLEGE OF NURSING AND ALLIED HEALTH SCIENCES, INC. d/b/a Maric College of Medical Careers, CALIFORNIA ACADEMY OF MERCHANDISING, ART AND DESIGN d/b/a California Academy of Fashion Merchandising, Art and Design, ICM ACQUISITION CORP. d/b/a ICM School of Business, MEADOWS ACQUISITION CORP. d/b/a Meadows College of Business, OIOPT ACQUISITION CORP. d/b/a Ohio Institute of Photography and Technology, SCOTTSDALE EDUCATIONAL CENTER FOR ALLIED HEALTH CAREERS, INC. d/b/a Long Medical Institute, and DEST EDUCATION CORPORATION d/b/a Andon College (individually, a "Borrower" and collectively the "Borrowers"), and SIRROM CAPITAL CORPORATION, a Tennessee corporation ("Lender").

                                   RECITALS:

         WHEREAS, Borrowers have requested that Lender make available to Borrowers a term loan in the original principal amount of Two Million Two Hundred Thousand and No/100ths Dollars ($2,200,000.00) (the "Loan") on the terms and conditions hereinafter set forth, and for the purpose(s) hereinafter set forth; and

         WHEREAS, in order to induce Lender to make the Loan to Borrowers, Borrowers have made certain representations to Lender; and

         WHEREAS, Lender, in reliance upon the representations and inducements of Borrowers, has agreed to make the Loan upon the terms and conditions hereinafter set forth.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the agreement of Lender to make the Loan, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lender hereby agree as follows:


                                   ARTICLE 1
                                    THE LOAN

         1.1 Evidence of Loan Indebtedness and Repayment. Subject to the terms and conditions hereof, the Lender shall make the Loan to Borrowers by wire transfer in immediately





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available funds.  The Loan shall be evidenced by a Secured Promissory Note in the original principal amount of Two Million Two Hundred Thousand and No/100ths Dollars ($2,200,000.00), substantially in the form of Exhibit A attached hereto and incorporated herein by this reference (the "Note"), dated as of the date hereof, executed by each Borrower, in favor of Lender. The Loan shall be payable in accordance with the terms of the Note. The Note, this Agreement and any other instruments and documents executed by Borrowers, now or hereafter evidencing, securing or in any way related to the indebtedness evidenced by the Note are herein individually referred to as a "Loan Document" and collectively referred to as the "Loan Documents."

         1.2 Processing Fee. Borrowers shall pay Lender a processing fee of Forty Four Thousand Dollars ($44,000.00) on the date the Loan is funded.

         1.3 Partial Prepayment. Borrowers may prepay the indebtedness evidenced by the Note in whole or in part at any time and from time to time.


                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2.1 Borrowers' Representations. Each Borrower hereby represents and warrants to Lender as follows:

                 (a) Corporate Status. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation; and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Each Borrower is duly qualified to do business and in good standing in each state in which a failure to be so qualified would have a material adverse effect on each Borrower's financial position or its ability to conduct its business in the manner now conducted.

                 (b) Subsidiaries. Except as set forth on Schedule 2.1(b), no Borrower owns, directly or indirectly, any capital stock or other equity interest, or with respect to which such Borrower, alone or in combination with others, is in a control position. Each Borrower, other than EMI, is a wholly owned subsidiary of EMI or another Borrower and the outstanding capital stock of each such Borrower is validly issued, fully paid and nonassessable and EMI has good and valid title to the equity interests in each of them free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind, except as indicated on Schedule 2.1(b).

                 (c) Authorization. Each Borrower has full legal right, power and authority to conduct its business and affairs. Each Borrower has full legal right, power and authority to enter into and perform its obligations hereunder, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan





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Document to which each Borrower is a party, and the performance by such
Borrower of its obligations thereunder are within the corporate powers of such Borrower and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the charter or bylaws of such Borrower, or any agreement binding upon such Borrower or its properties. The officer(s) executing this Agreement, the Note and all of the other Loan Documents to which such Borrower is a party are duly authorized to act on behalf of such Borrower.

                 (d) Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the each Borrower, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

                 (e) Capitalization. The authorized capital stock of EMI consists solely of 3,500,000 shares of common stock, $.01 par value per share ("Common Stock"), of which _____________________ shares (the "Common Shares") are issued and outstanding and 1,100,000 shares of Cumulative Convertible Preferred Stock (the "Preferred Shares"), __________ shares of which are issued and outstanding (collectively the Shares and Preferred Shares are called the "Shares"). All of the Shares are duly authorized, validly issued and outstanding and fully paid and nonassessable and free of preemptive rights. Except for the Shares, there are no shares of capital stock or other securities of EMI issued or outstanding. There are no outstanding options, warrants or rights to purchase or acquire from EMI any securities of EMI, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which EMI is a party or by which it is bound relating to any shares of capital stock of EMI (including the Shares), whether or not outstanding except as provided for in Schedule 2.1(e).

                 (f) Trademarks, Patents, Etc. Schedule 2.1(f) is an accurate and complete list of all patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, licenses, formulas and applications therefor owned by Borrowers or used or required by Borrowers in the operation of Borrowers' businesses, title to each of which is, except as set forth in Schedule 2.1(f) hereto, held by Borrowers free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Borrowers's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of Borrowers or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Borrowers is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.





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                 (g)     No Conflicts.  Consummation of the transactions hereby
contemplated and the performance of the obligations of Borrowers under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, partnership agreement, license, franchise or any other instrument or agreement to which any Borrower is a party or by which any Borrower or its respective properties may be bound or affected or to which such Borrower has not obtained an effective waiver.

                 (h) Litigation. Except as set forth in Schedule 2.1(h), there are no actions, suits or proceedings pending, or, to the knowledge of Borrowers threatened, against or affecting Borrowers or involving the validity or enforceability of any of the Loan Documents at law or in equity, or before any governmental or administrative agency; and to Borrowers' knowledge, no Borrower is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

                 (i) Financial Statements. The consolidated financial statements of Borrowers dated December 31, 1994, which are attached hereto as
Schedule 2.1(i)(A), are true and correct in all material respects have been prepared on the basis of accounting principles consistently applied, and fairly present the financial condition of the Borrowers as of the date(s) thereof. No material adverse change has occurred in the financial condition of Borrowers since the date(s) thereof, and no additional borrowings have been made by Borrowers since the date(s) thereof other than as set forth on Schedule 2.1(i)(B).

                 (j)     Other Agreements; No Defaults.  Except as set forth in
Schedule 2.1(j), Borrowers are not a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of the Borrowers when taken as a whole, or the ability of the Borrowers to carry out their obligations under the Loan Documents to which they are a party. No Borrower is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to the Borrowers' business when taken as a whole to which it is a party, including but not limited to this Agreement and the other Loan Documents, and no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.

                 (k) Compliance With Law. Borrowers have obtained all necessary licenses, permits and approvals and authorizations necessary or required in order to conduct their business and affairs as heretofore conducted and as hereafter intended to be conducted. To Borrowers' knowledge, each Borrower is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), to the extent that noncompliance, in the aggregate, cannot reasonably be expected to have a material adverse





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effect on its respective business, operations, property or financial condition and will not materially adversely affect Borrowers' ability to perform its obligations under the Loan Documents.

                 (l) Debt. Schedule 2.1(l) is a complete and correct list of all credit agreements, indentures, purchase agreements, promissory notes and other evidences of indebtedness, guaranties, capital leases and other instruments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrowers or any of the properties thereof is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question that are outstanding and that can be outstanding are correctly stated, and all liens of any nature given or agreed to be given as security therefore are correctly described or indicated in such Schedule other than leases and similar arrangements for incidental office equipment which in the aggregate do not exceed $600,000.

                 (m) Taxes. Each Borrower has filed or caused to be filed all tax returns that to its knowledge are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay when due, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved). No tax liens have been filed against Borrowers or any of the property thereof.

                 (n) Small Business Concern. The information set forth in the Small Business Administration Forms 480, 652 and Part A of Form 1031 regarding Borrowers upon delivery, pursuant to Section 4.1 hereof, will be accurate and complete.

                 (o)     Certain Transactions.  Except as set forth on
Schedule 2.1(o) hereto, no Borrower is indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever; none of said officers or directors or any members of their immediate families, are indebted to Borrowers or have any direct or indirect ownership interest in any firm or corporation with which Borrower has a business relationship, or any firm or corporation which competes with any Borrower, except that officers and/or directors of Borrowers may own no more than 4.9% of outstanding stock of publicly traded companies which may compete with Borrowers. No officer or director or any member of their immediate families, is, directly or indirectly, interested in any material contract with Borrowers. Except as set forth on Schedule 2.1(o), no Borrower is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.





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                 (p)     Statements Not False or Misleading.  No
representation or warranty given as of the date hereof by Borrowers contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

                 (q) Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                 (r) Significant Contracts. Schedule 2.1(r) is a complete and correct list of all contracts, agreements and other documents pursuant to which Borrowers receive revenue in excess of $25,000 per year. Each such contract, agreement and other document is in full force and effect as of the date hereof and Borrowers know of no reason why such contracts, agreements and other documents would not remain in full force and effect pursuant to the terms thereof.

                 (s) Environment. Each Borrower to the best of its knowledge has duly complied with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder except for incidental incidences of non-compliance of which Borrowers are unaware. Each Borrower has been issued and will maintain all required federal, state and local permits, licenses, certificates and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater;
(3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or
(6) other environmental, health or safety matters. No Borrower has received notice of, or knows of facts which might constitute any violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with all applicable laws, codes and ordinances and rules and regulations promulgated thereunder, or a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises. There has been no complaint, order, directive, claim, citation or notice to any Borrower by any governmental authority or any person or entity





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with respect to (1) air emissions; (2) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or waste; or (6) other environmental, health or safety matters affecting any Borrower or its business, operations, assets, equipment, property, leaseholds or other facilities. No Borrower has any indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).


                                   ARTICLE 3
                            COVENANTS AND AGREEMENTS

         Borrowers covenant and agree, jointly and severally, that during the term of this Agreement:

         3.1 Payment of Obligations. Borrowers shall pay the indebtedness evidenced by the Note according to the terms thereof, and shall timely pay or perform, as the case may be, any other obligations of Borrowers to Lender, direct or contingent, however evidenced or denominated, and however and whenever incurred, including but not limited to indebtedness incurred pursuant to any present or future commitment of Lender to Borrowers, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

         3.2     Financial Statements and Reports.  EMI shall furnish to Lender
(i) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of EMI, a consolidated audited balance sheet of EMI as of the close of such fiscal year, a consolidated audited statement of earnings and retained earnings of EMI as of the close of such fiscal year and a consolidated audited statement of cash flows for EMI for such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an unqualified audit report prepared by an independent certified public accountant acceptable to Lender showing the financial condition of Borrowers at the close of such year and the results of their consolidated operations during such year and accompanied by a certificate of the President of EMI, stating that to the best of the knowledge of such officer, Borrowers have fulfilled each covenant, term and condition of this Agreement and the other Loan Documents during the preceding fiscal year and that no Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action Borrowers proposes to take in connection therewith), (ii) within twenty (20) days of the end of each calendar month, a status report indicating the consolidated financial performance of EMI during such month and the financial position of EMI as of the end of such month, (iii) within forty-five (45) days of the end of each quarter, a





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consolidated balance sheet of Borrowers as of the close of such quarter and a consolidated statement of earnings and retained earnings of Borrowers as of the close of such quarter, all in reasonable detail, and prepared substantially in accordance with generally accepted accounting principles consistently applied (except for the absence of footnotes and subject to year-end adjustments), and
(iv) with reasonable promptness, such other financial data as Lender may reasonably request.

         3.3 Maintenance of Books and Records; Inspection. Borrowers shall maintain their consolidated and consolidating books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit Lender, its officers and employees and any professionals designated by Lender in writing, at Lender's expense, to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with Borrowers or the principal officers of Borrowers during reasonable business hours, all at such times as Lender may reasonably request; provided that no such inspection shall materially interfere with the conduct of Borrowers's business.

         3.4 Insurance. Without limiting any of the requirements of any of the other Loan Documents, Borrowers shall maintain, in amounts customary for entities engaged in comparable business activities, (i) to the extent required by applicable law, worker's compensation insurance (or maintain a legally sufficient amount of self insurance against worker's compensation liabilities, with adequate reserves, under a plan approved by Lender, such approval not to be unreasonably withheld or delayed), and (ii) fire and "all risk" casualty insurance on its properties against such hazards and in at least such amounts as are customary in Borrowers' business. Borrowers will make reasonable efforts to obtain and maintain public liability insurance in an amount, and at a cost, deemed reasonable to EMI's Board of Directors. At the request of Lender, Borrowers will deliver forthwith a certificate specifying the details of such insurance in effect.

         3.5 Taxes and Assessments. Borrowers shall (i) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrowers upon their income and profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and (iii) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of their properties; provided, however, that Borrowers in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (ii) and (iii) so long as appropriate reserves are maintained with respect thereto.

         3.6 Corporate Existence. Each Borrower shall maintain its corporate existence and good standing in the state of its incorporation, and its qualification and good standing as a foreign corporation in each jurisdiction in which such qualification is necessary pursuant to applicable law.

         3.7 Compliance with Law and Other Agreements. Except where the failure to do so would not materially adversely affect Borrowers' operations when taken as a whole or their ability to fulfill their obligations under the Loan Documents, Borrowers shall maintain their





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business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, in each case to the extent material to the conduct of the Borrowers' business and (ii) all agreements, licenses, franchises, indentures and mortgages to which each Borrower is a party or by which each Borrower or any of its properties is bound. Without limiting the foregoing, Borrowers shall pay all of their indebtedness promptly in accordance with the terms thereof.

         3.8 Notice of Default. EMI shall give written notice to Lender of the occurrence of any default, event of default or Event of Default under this Agreement or any other Loan Document promptly upon the occurrence thereof.

         3.9 Notice of Litigation. EMI shall give notice, in writing, to Lender of (i) any actions, suits or proceedings wherein the amount at issue is in excess of Twenty-Five Thousand and No/100ths Dollars ($25,000.00) instituted by any persons whomsoever against any Borrower or affecting any of the assets of any Borrower, and (ii) any dispute, not resolved within sixty (60) days of the commencement thereof, between any Borrower on the one hand and any governmental regulatory body on the other hand, which dispute might materially interfere with the normal operations of any Borrower.

         3.10 Conduct of Business. Borrowers will continue to engage in a business of the same general type and manner as conducted by them on the date of this Agreement.

         3.11 ERISA Plan. If any Borrower has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. Section 1001 et seq. (1975), as
amended from time to time ("ERISA"), then the following warranty and covenants shall be applicable during such period as any such plan (the "Plan") shall be in effect: (i) each Borrower hereby warrants that no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement, (ii) each Borrower hereby covenants that throughout the existence of the Plan, each Borrower's contributions under the Plan will meet the minimum funding standards required by ERISA and each Borrower will not institute a distress termination of the Plan, and (iii) each Borrower covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the Pension Benefit Guaranty Corporation, at the time that such notice is so filed.

         3.12 Dividends, Stock Rights, etc. Except as set forth on Schedule 3.12, Borrowers shall not declare or pay any dividend of any kind (other than stock dividends payable to all holders of any class of capital stock), in cash or in property, on any class of the capital stock of Borrowers, or purchase, redeem, retire or otherwise acquire for value any shares of such stock, nor make any distribution of any kind in cash or property in respect thereof (except for the redemption of stock from employees upon termination of employment that in the aggregate amount does not exceed $25,000), nor make any return of capital of shareholders, nor make any





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payments in cash or property in respect of any stock options, stock bonus or similar plan (except as required or permitted hereunder), nor grant any preemptive rights with respect to the capital stock of Borrowers, without the prior written consent of Lender.

         3.13    Guaranties; Loans; Payment of Debt.  Except as set forth on
Schedule 3.13, Borrowers shall not, without Lender's prior express written consent, guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Agreement in connection with the obligations or indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to Borrower for deposit or collection in the ordinary course of business. Except as set forth on
Schedule 3.13, Borrowers shall not, without Lender's prior express written consent, which shall not be unreasonably withheld, (i) make any loan, advance or extension of credit to any person other than in the normal course of its business or (ii) make any payment on any indebtedness that is subordinate by its terms to the indebtedness owed to Lender; provided, however, that Borrower may make quarterly payments of $100,000 of principal and accrued interest with respect to the 13% Senior Subordinated Notes listed on Schedule 2.1(l) hereto until such notes are fully amortized.

         3.14 Debt. Without the express prior written consent of Lender, Borrowers shall not create, incur, assume or suffer to exist indebtedness of any description whatsoever, excluding (i) the indebtedness evidenced by the Note, (ii) the endorsement of negotiable instruments payable to Borrowers for deposit or collection in the ordinary course of business, (iii) debts incurred in the ordinary course of business (each of which, individually, does not exceed $25,000), and (iv) the indebtedness listed on Schedule 2.1(l) hereto. Notwithstanding the foregoing, Borrowers may establish up to a $3,000,000 credit facility (which amount shall include amounts outstanding to Bank South as listed on Schedule 2.1(l)) without Lender's prior consent provided that it receives Lender's prior written consent to any draw under such facility.

         3.15 No Liens. Borrowers shall not create, incur, assume or suffer to exist any lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its properties, now owned or hereafter acquired, except:

                 (a)      liens in favor of Lender;

                 (b) liens for taxes or assessments or other governmental charges or levies if not yet due and payable;

                 (c) liens in connection with the leasing of equipment in favor of the Lessor of such equipment;

                 (d)      liens described on Schedule 2.1(l) hereto.

         3.16 Mergers, Consolidations, Acquisitions and Sales. Without the prior written consent of Lender, Borrowers shall not (a) be a party to any merger, consolidation or corporate reorganization, nor (b) sell, transfer, convey, grant a security interest in or lease all or any substantial





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part of its assets, nor (c) create any subsidiaries nor convey any of their assets to any subsidiary unless such subsidiary is wholly owned by EMI and becomes a party to this Agreement.

         3.17 Transactions With Affiliates. Borrowers shall not enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of EMI's business when taken as a whole and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's length transaction with a person not an affiliate. For the purposes of this Section 3.17, "affiliate" shall mean a person, corporation, partnership or other entity controlling, controlled by or under common control with EMI.

         3.18 Environment. Borrowers shall be and remain in compliance with the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder except for incidental incidences of noncompliance not material to the Borrowers' business when considered as a whole; notify Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at Lender's request, and at Borrowers' expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.


                                   ARTICLE 4
                             CONDITIONS TO CLOSING

         4.1 Closing of the Loan. The obligation of Lender to fund the Loan on the date hereof (the "Closing Date") is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

                 (a) Borrowers shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement.

                 (b) Lender shall have received an opinion of the Borrowers' counsel, Honigman Miller Schwartz and Cohn, dated the Closing Date, in form and substance satisfactory to Lender's counsel, Bass, Berry & Sims.

                 (c) Borrowers shall have delivered to Lender a Note executed by Borrower, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference.

                 (d) Borrowers shall have delivered to Lender a Stock Purchase Warrant executed by EMI, substantially in the form of Exhibit B attached hereto and incorporated herein by this reference.

                 (e) Borrowers shall have delivered to Lender a Security Agreement executed by Borrower and related UCC-1 Financing Statements executed by Borrowers, each of which is substantially in the form of Exhibit C attached hereto and incorporated herein by this reference.

                 (f) EMI shall have delivered to Lender the Small Business Administration Forms 480, 652 and 1031 (Part A) completed by EMI.

                 (g) EMI shall have delivered to Lender the Small Business Administration Economic Impact Assessment completed by EMI, a form of which is attached hereto as Exhibit D and incorporated herein by this reference.

                 (h) EMI shall have delivered to Lender a Pledge Agreement executed by EMI and one executed by Andon Colleges, Inc. and related stock certificates endorsed in blank or Consent to Pledge Agreement to Hold as Agent for Second Lien or, each of which is substantially in the form of Exhibit E attached hereto and incorporated herein by this reference.

                 (i) Lender shall have received copies of the corporate charter and other publicly filed organizational documents of Borrowers, certified by the Secretary of State or other appropriate public official in the jurisdiction in which Borrower is incorporated.

                 (j) Lender shall have received certified (as of the date of this Agreement) copies of all corporate action taken by Borrowers, including resolutions of their Board of Directors, authorizing the execution, delivery and performance of the Loan Documents.

                 (k) Lender shall have received a certificate as to the legal existence and good standing of each Borrower, issued by the Secretary of State or other appropriate public official in the jurisdiction in which each Borrower is incorporated.

                 (l) Lender shall have received certificates of the Secretaries of State or other appropriate public officials as to Borrowers' qualification to do business and good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on their financial position or its ability to conduct its business in the manner now conducted and as hereafter intended to be conducted.

                                   ARTICLE 5
                              DEFAULT AND REMEDIES

         5.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

                 (a) Default in the payment of the principal of or interest on the indebtedness evidenced by the Note in accordance with the terms of the Note, which default is not cured within ten (10) days;

                 (b) Any misrepresentation by Borrowers as to any matter hereunder or under any of the other Loan Documents which is material to Borrowers' consolidated business, or delivery by Borrowers of any schedule, statement, resolution, report, certificate, notice or writing to Lender that is untrue in any respect material to the Borrowers' consolidated business on the date as of which the facts set forth therein are stated or certified;

                 (c) Failure of Borrowers to perform any of its obligations, covenants or agreements under this Agreement, the Note or any of the other Loan Documents;

                 (d) Any Borrower (i) shall generally not pay or shall be unable to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made; or (v) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more;

                 (e) Any Borrower shall be liquidated, dissolved, partitioned or terminated, or the charter thereof shall expire or be revoked;

                 (f) A default or event of default shall occur under any of the other Loan Documents and, if subject to a cure right, such default or event of default shall not be cured within the applicable cure period;

                 (g) Borrowers shall default in the timely payment or performance of any obligation now or hereafter owed to Lender in connection with any other indebtedness of Borrowers now or hereafter owed to Lender;

                 (h) Any Borrower shall have defaulted and continue to be in default beyond any applicable cure period in the timely payment or performance of any other indebtedness or obligation, which in the aggregate exceeds Twenty-Five Thousand and No/100ths Dollars ($25,000.00) or materially adversely affects Borrower's financial condition; or

                 (i) A significant change in the executive staff or management of EMI shall occur.

         With respect to any Event of Default described above that is capable of being cured and that does not already provide its own cure procedure (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within thirty (30) days (ten (10) days, if such Curable Default may be cured by payment of a sum of money) of notice thereof to EMI given in accordance with the provisions hereof; provided, however, that this provision shall not require notice to EMI and an opportunity to cure any Curable Default of which any Borrower have had actual knowledge for the requisite number of days set forth.

         5.2 Acceleration of Maturity; Remedies. Upon the occurrence of any Event of Default described in subsection 5.1(d), the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrowers to Lender shall be immediately due and payable in full; and upon the occurrence of any other Event of Default described above, Lender at any time thereafter may at its option accelerate the maturity of the indebtedness evidenced by the Note as well as any and all other indebtedness of Borrowers to Lender; all without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Note:

                 (a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Note and all of the other Loan Documents; and

                 (b) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute.

         5.3 Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

         5.4 Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows:

                         First, to the costs and expenses, including reasonable
                 attorney's fees, incurred by Lender in connection with the exercise of its remedies;

                         Second, to the expenses of curing the default that has
                 occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

                         Third, to the payment of the obligations of Borrowers
                 under the Loan Documents (the "Obligations"), including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as Lender shall determine in its sole discretion; and

                         Fourth, the remainder, if any, to Borrowers or to any
                 other person lawfully thereunto entitled.


                                   ARTICLE 6
                                  TERMINATION

                 6.1 Termination of this Agreement. This Agreement shall remain in full force and effect until the later of (i) the Maturity Date (as defined in the Note), or (ii) the payment by Borrowers of all amounts owed to Lender, at which time Lender shall cancel the Note and deliver it to Borrowers; provided, however, that if at any time Borrowers have satisfied all obligations to Lender, Borrower may terminate this Agreement by providing written notice to Lender.

                                   ARTICLE 7
                                 MISCELLANEOUS

                 7.1 Performance By Lender. If Borrowers shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the highest default rate provided in the Note (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Borrowers and shall constitute a part of the Obligations. Lender in its reasonable discretion shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

                 7.2 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement by or on behalf of Borrowers or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

         7.3 Costs and Expenses. Borrowers agree to pay all reasonable costs and expenses incurred by Lender in connection with the making of the Loan, including but not limited to filing fees, recording taxes and reasonable attorneys' fees (not to exceed $15,000), promptly upon demand of Lender. Borrowers further agree to pay all premiums for insurance required to be maintained by Borrowers pursuant to the terms of the Loan Documents and all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loan, amendment to the Loan Documents, or prepayment of the Loan, including but not limited to reasonable attorneys' fees, promptly upon demand of Lender.

         7.4 Assignment. The Note, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Note, and in such event Borrowers shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. Borrower, shall not assign any of their rights nor delegate any of their duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender.

         7.5 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of Borrowers hereunder and under all of the other Loan Documents.

         7.6 Severability. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.7 Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Note or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and loan charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by Borrowers in respect of the indebtedness evidenced by the Note shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Note and/or refunded to Borrowers so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Note exceed the maximum amounts permitted from time to time by applicable law.

         7.8 Article and Section Headings; Defined Terms. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

         7.9 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, telecopied, telexed, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery, telecopy or telex or two (2) business days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. For the purposes of this Agreement:

The Address of Lender is:               Sirrom Capital Corporation
                                        Nashville City Center
                                        Suite 2310
                                        511 Union Street
                                        Nashville, TN 37219
                                        Attention:  George M. Miller, II

with a copy to:                         Bass, Berry & Sims
                                        First American Center
                                        Nashville, TN 37238
                                        Attention:  Maria-Lisa Caldwell, Esq.

The Address of Borrowers is:            Educational Medical, Inc.
                                        1327 North Meadow Parkway
                                        Suite 132
                                        Roswell, GA 30076
                                        Attention:  Vincent Pisano

with a copy to:                         Honigman Miller Schwartz and Cohn
                                        222 Lakewood Avenue
                                        Suite 800
                                        West Palm Beach, FL 33401-6112
                                        Attention:  Morris Brown, Esq.

         7.10 Entire Agreement. This Agreement and the other written agreements between Borrowers and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by the Borrowers were not based upon any fact or material provided by Lender, nor were the Borrowers induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lender.

         7.11 Governing Law and Amendments. This Agreement shall be construed and enforced under the laws of the State of Tennessee applicable to contracts to be wholly performed in such State. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

         7.12 Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrowers in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

         7.13 Jurisdiction and Venue. Borrowers hereby consent to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

         7.14 Waiver of Trial by Jury. LENDER AND BORROWERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDINGS, CLAIMS OR COUNTER-CLAIMS, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

         7.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

         7.16 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that the Borrowers, Lender and their respective agents have participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.



                                        LENDER:


                                        SIRROM CAPITAL CORPORATION, a Tennessee
                                        corporation

                                        By:  /s/ Carolyn Peruone
                                           -------------------------------------

                                        Title:  CFO
                                              ----------------------------------


                                        BORROWERS:


                                        EDUCATIONAL MEDICAL, INC., a Delaware
                                        corporation, ANDON COLLEGES, INC.
                                        d/b/a Andon College, DBS ACQUISITION
                                        CORP. d/b/a Dominion Business School,
                                        MARIC LEARNING SYSTEMS d/b/a Maric
                                        College of Medical Careers, MTSX
                                        ACQUISITION CORP. d/b/a Modern
                                        Technology School of X-Ray, PALO VISTA
                                        COLLEGE OF NURSING AND ALLIED HEALTH
                                        SCIENCES, INC. d/b/a Maric College of
                                        Medical Careers, CALIFORNIA ACADEMY OF
                                        MERCHANDISING, ART AND DESIGN d/b/a
                                        California Academy of Fashion
                                        Merchandising, Art and Design, ICM
                                        ACQUISITION CORP. d/b/a ICM School of
                                        Business, MEADOWS ACQUISITION CORP.
                                        d/b/a Meadows College of Business, OIOPT
                                        ACQUISITION CORP. d/b/a Ohio Institute
                                        of Photography and Technology,
                                        SCOTTSDALE EDUCATIONAL CENTER FOR
                                        ALLIED HEALTH CAREERS, INC. d/b/a Long
                                        Medical Institute, DEST EDUCATION
                                        CORPORATION d/b/a Andon College

                                        By:  /s/ Gary D. Kerber
                                           -------------------------------------

                                        Title:  President
                                              ----------------------------------

                                SCHEDULE 2.1(A)


                        FINANCIAL STATEMENTS OF BORROWER



Consolidated Statement of Operations of Educational Medical, Inc. as of December 31, 1994

Educational Medical, Inc. and Subsidiaries Consolidated Financial Statements for years ended March 31, 1994 and 1993 with Report of Independent Auditors





COPIES OF EACH OF THE ABOVE-REFERENCED STATEMENTS ARE ATTACHED HERETO AND MADE A PART HEREOF.

EDUCATIONAL MEDICAL, INC.

===================================================================================================================================
                                                           3 MONTHS           3 MONTHS           9 MONTHS           9 MONTHS
CONSOLIDATED STATEMENT OF OPERATIONS                    ENDED 12/31/94     ENDED 12/31/93     ENDED 12/31/94     ENDED 12/31/93
-----------------------------------------------------------------------------------------------------------------------------------
NET REVENUES                                              $ 8,397,106        $ 6,992,174       $ 22,758,523       $ 19,177,234

COSTS AND EXPENSES
        Training                                            2,676,118          2,226,384          7,317,470          5,986,989
        Facilities                                          1,290,481          1,047,944          3,692,302          2,784,726
        Selling and Promotion                               1,582,617          1,141,617          4,007,818          2,979,661
        General and Administrative                          2,582,887          2,255,380          7,392,216          6,558,491
===================================================================================================================================
OPERATING INCOME (LOSS)                                       265,003            320,849            348,717            867,367
===================================================================================================================================
        Amortization of Acquired Intangible Assets            417,238            432,072            914,612          1,085,860
        Interest Expense                                      240,355            223,634            737,610            556,709
-----------------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE SCHOOL CLOSURE                          (392,590)          (334,857)        (1,303,505)          (775,202)
        School Closure                                           -                  -                  -             1,086,493
-----------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                            (392,590)          (334,857)        (1,303,505)        (1,861,695)
        Income Taxes (Benefit)                                 22,776           (172,922)            22,776           (628,022)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                         $  (415,366)       $  (161,935)      $ (1,326,281)      $ (1,233,673)
===================================================================================================================================
CONDENSED CONSOLIDATED BALANCE SHEETS                                                              12/31/94            3/31/94
-----------------------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents                                                                      $  1,027,217       $  2,745,288
Receivables - Net                                                                                 3,050,007          2,972,275
Other Current Assets                                                                                586,558            676,664
-----------------------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                                      4,663,782          6,394,227
-----------------------------------------------------------------------------------------------------------------------------------

Land, Buildings, and Equipment - Net                                                              4,092,245          2,830,689
Identifiable Intangibles and Goodwill                                                             8,298,780          9,113,803
Other Assets                                                                                        102,524            102,524
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                   $ 17,157,331       $ 18,441,243
===================================================================================================================================

Current Liabilities                                                                            $  4,217,641       $  3,303,576
Deferred Tuition Income                                                                           1,998,302          2,411,298
Long-Term Debt                                                                                    5,249,768          5,752,354
Other Non-Current Liabilities                                                                       507,544            463,652
-----------------------------------------------------------------------------------------------------------------------------------
        Total Liabilities                                                                        11,973,255         11,930,880
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity                                                                              5,184,076          6,510,363
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $ 17,157,331       $ 18,441,243
===================================================================================================================================

                        [LOGO] EDUCATIONAL MEDICAL, INC.


Revenue for the third quarter ended December 31, 1994 reached $8,397,000, a 20% increase over the $6,992,000 for the third quarter of last year. Year-to-date revenue of $22,759,000 is up 9% compared to last year's revenue of $19,177,000. Revenue benefited from seven acquisitions which produced $7,499,000 in year-to-date revenue compared to $5,256,000 for a partial period in the prior year. EMI's existing schools or year-to-date same-school revenue of $15,260,000 was up 10% compared to the prior year to date.

The company had operating income for the third quarter of $265,000 compared to $321,000 for the prior year. The decline was primarily a result of an increase in overhead, as school contribution increased by $106,000. Year-to-date operating income of $349,000 continued to lag the prior-year amount of $867,000 due to the decline incurred in the first quarter, a result of the seasonality and underperformance of our seven new acquisitions. Full-year results of the acquired operations are expected to positively impact our results of operations. Year-to-date same-school operating income is up 17% compared to the prior year to date.

Our new acquisitions have changed the seasonality of our business whereby new student starts occur principally in the fall and winter, as is the case for traditional colleges and universities. We look forward to the final quarter of our fiscal year which is, by a substantial amount, our most profitable quarter.


/s/ Gary D. Kerber

Gary D. Kerber
Chairman & President


/s/ Vince Pisano



Educational Medical, Inc., headquartered in Atlanta, Georgia, operates fourteen schools offering training in medical, business, photography, and fashion curricula.


Maric College of Medical Careers            Modern Technology School of X-ray
Vista, California                           North Hollywood, California

Maric College of Medical Careers            Dominion Business School
San Diego, California                       Roanoke, Virginia

Maric College of Medical Careers            Dominion Business School
San Marcos, California                      Harrisonburg, Virginia

Long Medical Institute                      Dominion Business School
Phoenix, Arizona                            Staunton, Virginia

Andon College                               ICM School of Business
Stockton, California                        Pittsburgh, Pennsylvania

Andon College                               Ohio Institute of Photography
Modesto, California                               & Technology
                                            Dayton, Ohio
Bauder College
Atlanta, Georgia                            California Academy of Merchandising,
                                                  Art, & Design
                                            Sacramento, California


Educational Medical, Inc. strives to provide each student with the knowledge and practical job skills necessary for successful employment, and to facilitate their development as competent self-directed individuals.

                            Educational Medical, Inc.
                                and Subsidiaries

                        Consolidated Financial Statements

                       Years ended March 31, 1994 and 1993
                       with Report of Independent Auditors

                   Educational Medical, Inc. and Subsidiaries

                       Consolidated Financial Statements

                      Years ended March 31, 1994 and 1993


                                    CONTENTS



Report of Independent Auditors ..........................................  1

Consolidated Financial Statements

Consolidated Balance Sheets .............................................  2
Consolidated Statements of Operations ...................................  4
Consolidated Statements of Shareholders' Equity .........................  5
Consolidated Statements of Cash Flows ...................................  6
Notes to Consolidated Financial Statements ..............................  7

[ERNST & YOUNG LETTERHEAD]


                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Educational Medical, Inc.


We have audited the accompanying consolidated balance sheets of Educational Medical, Inc. and subsidiaries as of March 31, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Educational Medical, Inc. and subsidiaries at March 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1994, in conformity with the generally accepted accounting principles.


                                                 /s/ ERNST & YOUNG


June 14, 1994

                   Educational Medical, Inc. and Subsidiaries

                           Consolidated Balance Sheets


                                                                  MARCH 31
                                                           1994               1993
                                                       ------------------------------
ASSETS (Note 2)
Current assets:
    Cash and cash equivalents                          $ 2,745,288        $ 6,533,006
    Accounts receivable:
      Trade, less allowance for doubtful accounts of
        $780,000 and $875,000, respectively              2,292,275          1,614,438
      Income taxes refundable                              680,000                 --
    Prepaid expenses                                       676,664            458,875
  Deferred income taxes (Note 7)                                --            177,548
                                                       ------------------------------
Total current assets                                     6,394,227          8,783,867



Property and equipment, net (Note 5)                     2,830,689          1,146,364



Other assets:
    Deferred debt issuance costs, net of accumulated
      amortization of $173,000 and $97,000,
      respectively                                         166,506            180,378
    Covenants not to compete, net of accumulated
      amortization of $312,000 and $50,000,
      respectively                                       1,564,724          1,199,996
    Goodwill and other intangible assets, net of
      accumulated amortization of $4,155,000 and
      $4,045,000, respectively                           7,382,573          4,968,889
  Other assets                                             102,524             20,237
                                                       ------------------------------
Total assets                                           $18,441,243        $16,299,731
                                                       ==============================

                                                                         MARCH 31
                                                                   1994            1993
                                                               ----------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
      Accounts payable                                        $    80,236       $   116,092
      Refunds payable                                                  --            57,204
      Accrued expenses                                          1,673,906           856,272
      Income taxes payable                                        292,476
      Deferred tuition income                                   2,411,298         1,600,866
      Current portion of long-term debt                         1,549,434         1,023,078
                                                              -----------------------------
  Total current liabilities                                     5,714,874         3,945,988

  Long-term debt (Note 2)                                       5,752,354         4,119,118
  Other liabilities                                               463,652           163,077

  Shareholders' equity (Notes 2 and 3):
    Convertible preferred stock, $.01 par value -
      authorized 1,100,000 shares; issued and
      outstanding 1,023,049 and 1,023,031 shares at
      March 31, 1994 and 1993, respectively                        10,230            10,230
    Additional paid-in capital on preferred stock               5,502,862         5,502,777
    Common stock, $.01 par value - authorized
      3,500,000 shares; issued and outstanding
      1,006,096 shares and 1,006,088 shares at
      March 31, 1994 and 1993, respectively                        10,061            10,061
    Additional paid-in capital on common stock                  1,236,040         1,236,005
    Stock purchase warrants                                     1,724,400         1,441,124
    Accumulated deficit                                        (1,938,230)          (93,649)
    Less treasury stock, at cost (17,499 common
      shares)                                                     (35,000)          (35,000)
                                                              -----------------------------
Total shareholders' equity                                      6,510,363         8,071,548
                                                              -----------------------------
Total liabilities and shareholders' equity                    $18,441,243       $16,299,731
                                                              =============================



See accompanying notes.

                   Educational Medical, Inc. and Subsidiaries

                      Consolidated Statements of Operations


                                                            YEAR ENDED MARCH 31
                                                    1994            1993           1992
                                                -------------------------------------------

  Net revenues                                  $ 26,475,125    $ 19,112,640   $ 13,256,200

  School operating costs:
    Training                                       8,242,944       5,231,394      3,335,935
    Facilities                                     4,073,460       2,365,090      1,288,436
    5elling and promotional                        4,059,217       2,592,726      1,764,440
    Administrative                                 6,567,893       3,811,930      2,861,379
                                                -------------------------------------------
                                                  22,943,514      14,001,140      9,250,190
                                                -------------------------------------------
  School contribution                              3,531,611       5,111,500      4,006,010

  General and administrative expenses              2,071,123       1,688,297      1,623,379
                                                -------------------------------------------
                                                   1,460,488       3,423,203      2,382,631

  Loss on closure of school (Note 10)               1,125,518            --              --
  Consulting fees                                      33,331            --           4,167
  Amortization of goodwill and intangibles          1,235,362      1,071,737        820,915
  Interest expense (net of interest income of
    $150,000 in 1994, $207,000 in 1993 and
    $163,000 in 1992)                                797,548         574,093        388,503
                                                -------------------------------------------
(Loss) income before income taxes and
    extraordinary credit                          (1,731,271)      1,777,373      1,169,046

(Benefit) provision for income taxes (Note 7)       (169,966)        748,891        519,448
                                                -------------------------------------------
(Loss) income before extraordinary credit         (1,561,305)      1,028,482        649,598

Extraordinary credit - utilization of net
    operating loss carryforward (Note 7)                --              --          435,000
                                                -------------------------------------------
Net (loss) income                               $ (1,561,305)   $  1,028,482   $  1,084,598
                                                ===========================================



See accompanying notes.

                   Educational Medical, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity


                                                                        ADDITIONAL
                                            CUMULATIVE CONVERTIBLE        PAID-IN
                                               PREFERRED STOCK          CAPITAL ON
                                             SHARES        AMOUNT     PREFERRED STOCK
                                             ----------------------------------------

  Balance at March 31, 1991                  1,020,000   $    10,200   $ 6,721,050
    Repurchase and retirement of
      common stock                                -            -            -
    Issuance of common stock                      -            -            -
    Issuance of stock purchase warrants           -            -            -
    Accretion of value of stock purchase
      warrants                                    -            -            -
    Conversion of $1,232,498 of accrued
      preferred dividends to common
      stock                                       -            -        (1,232,498)
    Purchase of common stock for
      treasury                                    -            -            -
    Net income                                    -            -            -
                                             ----------------------------------------
Balance at March 31, 1992                    1,020,000        10,200     5,488,552
  Accretion of value of stock purchase
  warrants                                        -            -            -
  Conversion of stock purchase
      warrants                                   3,031            30        14,225
  Net income                                      -            -            -
                                             ----------------------------------------
Balance at March 31, 1993                    1,023,031        10,230     5,502,777
  Accretion of value of stock purchase
      warrants                                    -            -            -
  Conversion of stock purchase
      warrants                                      18         -                85
  Net loss                                        -            -            -
                                             ----------------------------------------
Balance at March 31, 1994                    1,023,049   $    10,230   $ 5,502,862
                                             ========================================


See accompanying notes.

                                                                              ADDITIONAL
                                                      COMMON STOCK             PAID-IN         STOCK          RETAINED
                                             -----------------------------    CAPITAL ON      PURCHASE        EARNINGS
                                                 SHARES          AMOUNT      COMMON STOCK     WARRANTS        (DEFICIT)
                                             --------------------------------------------------------------------------------
  Balance at March 31, 1991                       731,261         $ 7,313      $       49   $       --     $ (1,815,605)
    Repurchase and retirement of
      common stock                                (78,973)           (790)           --             --             --
    Issuance of common stock                      106,041           1,060            --             --             --
    Issuance of stock purchase warrants              --              --              --        1,050,000           --
    Accretion of value of stock purchase
      warrants                                       --              --              --          154,556       (154,556)
    Conversion of $1,232,498 of accrued
      preferred dividends to common
      stock                                       246,500           2,465       1,230,033           --             --
    Purchase of common stock for
      treasury                                       --              --              --             --             --
    Net income                                       --              --              --             --        1,084,598
                                             --------------------------------------------------------------------------------
Balance at March 31, 1992                       1,004,829          10,048       1,230,082      1,204,556       (885,563)
  Accretion of value of stock purchase
      warrants                                       --              --              --          236,568       (236,568)
  Conversion of stock purchase
      warrants                                      1,259              13           5,923           --             --
  Net income                                         --              --              --             --        1,028,482
                                             --------------------------------------------------------------------------------
Balance at March 31, 1993                       1,006,088          10,061       1,236,005      1,441,124        (93,649)
  Accretion of value of stock purchase
      warrants                                       --              --              --          283,276       (283,276)
  Conversion of stock purchase
      warrants                                          8            --                35           --             --
  Net loss                                           --              --              --             --       (1,561,305)
                                             --------------------------------------------------------------------------------
Balance at March 31, 1994                       1,006,096         $10,061      $1,236,040   $  1,724,400   $ (1,938,230)
                                             ================================================================================

                               SCHEDULE 2.1(b)


                                                    EDUCATIONAL MEDICAL, INC.,
                                                      A DELAWARE CORPORATION                   BAUDER ACQUISITION CORP. MERGED INTO
                                                          DOI - 03/11/88                       EDUCATIONAL MEDICAL, INC. ON 06/11/92
                                                         EIN - 65-0038445                               D/B/A BAUDER COLLEGE
                                                    --------------------------                 -------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                              *
                         DBS ACQUISITION CORP.,
                         A VIRGINIA CORPORATION
                         F/K/A A-DBS ACQ. CORP.
                         D/B/A DOMINION BUSINESS                                             *
                                  SCHOOL                                     MTSX ACQUISITION
                              DOI - 04/13/93                                 CORP., A DELAWARE        PALO VISTA COLLEGE OF
  ANDON COLLEGES, INC.       EIN - 68-2132496      MARIC LEARNING SYSTEMS,      CORPORATION         NURSING AND ALLIED HEALTH
A CALIFORNIA CORPORATION  *ORIGINALLY A DELAWARE  A CALIFORNIA CORPORATION      D/B/A MODERN       SCIENCES, INC., A CALIFORNIA
  D/B/A ANDON COLLEGE      CORPORATION KNOWN AS   D/B/A MARIC COLLEGE OF    TECHNOLOGY SCHOOL OF           CORPORATION
    DOI - 11/28/89         DBS ACQUISITION CORP.      MEDICAL CAREERS              X-RAY              D/B/A MARIC COLLEGE OF
   EIN - 68-0205914            WAS FORMED.            DOI - 05/06/81       QUALIFIED - CALIFORNIA        MEDICAL CAREERS
                            ON 09/07/94, THE         EIN - 96-3633570          DOI - 03/10/93             DOI - 12/01/78
                          DELAWARE CORPORATION                                EIN - 58-2044179           EIN - 95-3302882
                          WAS MERGED INTO THE
                         VIRGINIA CORPORATION
                           AND THE VIRGINIA
                          CORPORATION WAS THE
                         SUCCESSOR CORPORATION
------------------------ -----------------------  ------------------------ ----------------------  ----------------------------


            CALIFORNIA ACADEMY OF         ICM ACQUISITION                               OIOPT ACQUSITION
        MERCHANDISING, ART AND DESIGN,   CORP., A DELAWARE       MEADOWS ACQUISITION    CORP., A DELAWARE    SCOTTSDALE EDUCATIONAL
         INC., A DELAWARE CORPORATION       CORPORATION          CORP., A DELAWARE         CORPORATION      CENTER FOR ALLIED HEALTH
         F/K/A CAMAD ACQUISITION CORP.    D/B/A ICM SCHOOL          CORPORATION            D/B/A OHIO      CAREERS, INC., AN ARIZONA
          D/B/A CALIFORNIA ACADEMY OF       OF BUSINESS            D/B/A MEADOWS          INSTITUTE OF            CORPORATION
        FASHION MERCHANDISING, ART AND      QUALIFIED -         COLLEGE OF BUSINESS     PHOTOGRAPHY AND        D/B/A LONG MEDICAL
                   DESIGN                   PENNSYLVANIA        QUALIFIED - GEORGIA        TECHNOLOGY               INSITUTE
           QUALIFIED - CALIFORNIA          DOI - 04/27/93          DOI - 11/06/99       QUALIFIED - OHIO         DOI - 07/27/79
               DOI - 06/14/93             EIN - 58-2049587        EIN - 58-1869721       DOI - 05/21/93         EIN - 86-0370806
              EIN - 58-2056947                                                          EIN - 68-2062766
        ------------------------------   -----------------      -------------------     ----------------   -------------------------


     DEBT EDUCATION
      CORPORATION,
A CALIFORNIA CORPORATION
  D/B/A ANDON COLLEGE
    DOI - 10/10/84
   EIN - 86-0370806
------------------------

DOI - DATE OF INCORPORATION
EIN - EMPLOYER IDENTIFICATION NUMBER
  * - SUBJECT TO PRIOR PLEDGE SEE SCHEDULE 2.1(1)

                  Educational Medical, Inc. and Subsidiaries

                    Consolidated Statements of Cash Flows



                                                                                    YEAR ENDED MARCH 31
                                                                        1994               1993                1992
                                                                   --------------------------------------------------------
OPERATING ACTIVITIES
Net (loss) income                                                   $(1,561,305)        $ 1,028,482           $ 1,084,598
Adjustments to reconcile net (loss) income to net
 cash provided by (used in) operating activities:
   Depreciation                                                         649,171             256,769               147,279
   Amortization of intangibles and goodwill                           1,255,106           1,071,737               816,746
   Loss on closure of school                                          1,125,518                   -                     -
   Provision for losses on accounts receivable                        1,144,361             878,581               742,305
   Deferred income taxes                                                177,548             (84,548)              (92,000)
   Accretion of discount on long-term debt                              212,445             212,444               146,674
   Changes in operating assets and liabilities, net
     of assets acquired and liabilities assumed:
       Accounts receivable                                           (2,520,951)         (1,037,154)           (1,187,401)
       Prepaid expenses                                                (141,327)           (171,378)              (27,189)
       Other assets                                                     (79,332)                  -               (50,188)
       Accounts payable, refunds payable, and
        accrued expenses                                                159,038            (120,327)               80,396
       Deferred tuition income                                          202,707              73,075              (268,270)
       Income taxes payable                                            (972,476)            116,476               176,000
       Other liabilities                                                255,528              58,421               (31,241)
                                                                     ----------------------------------------------------
 Net cash (used in) provided by operating activities                    (93,969)          2,282,578             1,537,709

 INVESTING ACTIVITIES
 Purchase of businesses, net of cash acquired                          (490,650)                  -            (1,045,065)
 Purchases of property and equipment, net                              (678,125)           (542,193)             (282,507)
 Additions to goodwill and intangibles                                 (556,129)            (77,384)                    -
                                                                     ----------------------------------------------------
 Net cash used in investing activities                               (1,724,904)           (619,577)           (1,327,572)


 FINANCING ACTIVITIES
 Repurchase of common stock                                                   -                   -                  (790)
 Issuance of common stock                                                    35               5,936                 1,060
 Issuance of preferred stock                                                 85              14,255                     -
 Proceeds from notes payable and long-term debt                         178,979                   -             2,950,000
 Principal payments on acquisition notes payable                     (1,684,228)                  -                     -
 Principal payments on senior subordinated debt                        (401,588)                  -               (90,000)
 Purchase of treasury stock                                                   -                   -               (35,000)
 Issuance of stock purchase warrants                                          -                   -             1,050,000
 Increase in deferred financing costs                                   (62,128)                  -              (277,879)
                                                                     ----------------------------------------------------
 Net cash (used in) provided by financing activities                 (1,968,845)             20,191             3,597,391
                                                                     ----------------------------------------------------

 (Decrease) increase in cash and cash equivalents                    (3,787,718)          1,683,192             3,807,528
 Cash and cash equivalents at beginning of year                       6,533,006           4,849,814             1,042,286
                                                                     ----------------------------------------------------
 Cash and cash equivalents at end of year                            $2,745,288          $6,533,006            $4,849,814
                                                                     ====================================================

See accompanying notes.

                  Educational Medical, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

                                March 31, 1994

1. ORGANIZATION AND ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Educational Medical, Inc. (the "Company") operates various vocational schools primarily offering allied health, business, fashion and photography training. The Company presently operates fourteen schools in the states of California, Georgia, Virginia, Ohio, Pennsylvania, and Arizona.

Students attending the Company's schools generally finance the cost of their education through government grants and guaranteed loans. Such financial assistance generally covers a significant portion of the total cost of the programs offered by the Company. The U.S. Department of Education has various requirements for operators of vocational schools including certain financial covenants. Recently issued government regulations also limit the percentage of tuition revenue which individual schools can derive from these government programs; violations could limit a school's ability to obtain governmental financial assistance at the particular school. Presently the new regulations are difficult to interpret, modifications have been proposed and the regulations are being challenged in a lawsuit to be heard in July 1994. If the regulations and related financial covenants are implemented in their present form without modification, it is management's belief that the Company and certain of their schools may be in violation and hence the Company could experience a materially adverse effect on its future operations.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

Cash equivalents includes overnight investments in a bank and an investment in bond mutual funds. These investments are recorded at cost, which approximates market. The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statements of cash flows.

                  Educational Medical, Inc. and Subsidiaries

1. ORGANIZATION AND ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the related assets or the remaining lease term for leasehold improvements, if shorter.

COVENANTS NOT TO COMPETE

Non-compete agreements obtained from the sellers of certain acquired schools are being amortized on the straight-line basis over the life of the agreement, generally from two to fifteen years.

GOODWILL AND OTHER INTANGIBLE ASSETS

In fiscal 1994, the Company changed its estimate of the life of goodwill to 15 years. Previously, goodwill was amortized over 40 years. The effect of the change was not material.

Other intangible assets, which are similar in character to goodwill (acquired student contracts, training curriculum, favorable leases assumed, non-compete contracts, accreditation and acquired tradenames) are being amortized using the straight-line method over periods ranging generally from two years to ten years.

DEFERRED TUITION INCOME

Deferred tuition income represents the portion of student tuitions received in advance of services being performed.

REFUNDS PAYABLE

Refunds payable are refunds due to terminated students. These funds are paid in accordance with the prescribed policies of the regulatory and accrediting organizations of the individual school and represent the refund due under the terms of the enrollment contract based on the student's attendance through the termination date.

                  Educational Medical, Inc. and Subsidiaries

1. ORGANIZATION AND ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Tuition revenue is recognized monthly on a straight-line basis over the term of the course of study. Certain fees and charges are fully recognized as revenue at the time a student begins classes.

NON CASH TRANSACTIONS

As discussed in Note 4, the Company has acquired certain assets and assumed certain liabilities of various schools. In fiscal year 1994 and 1993, the Company issued $3,873,000 and $1,483,000, respectively, in notes payable and long-term debt in conjunction with these acquisitions. During 1994, the Company also acquired certain equipment under capital lease. Such transactions have been excluded from the statements of cash flows.

INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes." The Company adopted the provisions of the new standard in its financial statements for the year ended March 31, 1993.
The effect of adopting Statement 109 was immaterial. As permitted by the Statement, prior year financial statements have not been restated to reflect the change in accounting method.

Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

RECLASSIFICATIONS

Certain reclassifications were made to the 1993 financial statements to conform with the 1994 presentation.

                  Educational Medical, Inc. and Subsidiaries

2. LONG-TERM DEBT

Long-term debt is summarized as follows:

                                                                          March 31
                                                                  1994              1993
                                                                ---------------------------
     8% to 11% unsecured promissory notes
      payable to sellers of various schools
      acquired, principal and interest payable
      periodically through July 1999                            $2,100,000        $1,300,000

     Notes payable due for non-competition
      agreements, payable periodically through
      July 1999                                                  1,242,500           500,000

     13% senior subordinated debt, $4,000,000
      principal, quarterly interest-only payments
      through March 31, 1993, quarterly principal
      payments of $100,000 plus interest
      beginning June 30, 1993 with final payment
      of $2,800,000 on June 30, 1996                             3,121,563         3,309,118

     6.67% mortgage payable due in monthly
      installments of $6,881, secured by land and
      building                                                     707,487                 -

     12% capitalized lease, payable in installments
      of $2,390; secured by equipment                              130,238                 -

     Other                                                               -            33,078
                                                                ----------------------------
                                                                 7,301,788         5,142,196
     Less current portion                                        1,549,434         1,023,078
                                                                ----------------------------
                                                                $5,752,354        $4,119,118
                                                                ============================

                    Educational Medical, Inc. Subsidiaries

2. LONG-TERM DEBT (CONTINUED)

Included in promissory notes payable is a 10.91% promissory note payable for $350,000, due October 31, 1994, secured by all the outstanding corrunon stock of Meadows Acquisition Corp., a wholly-owned subsidiary formed solely to acquire Meadows College of Business; subject to the occurrence of certain future events as defined in the note, the unpaid balance is convertible into Common Stock based on a predetermined formula; no amounts are convertible as of March 31, 1994.

On July 23, 1991 the Company entered into a Securities Purchase Agreement, ("the Agreement") under which it issued $4,000,000 of 13% Senior Subordinated Debt Notes ("the Notes") and warrants to purchase a total of 800,000 shares of common stock to certain outside investors ("the Investors"). Pursuant to this transaction, $1,050,000 was recorded as debt discount and warrants (see Note
3). The carrying value of the Notes represents the principal at maturity less the unamortized discount. The discount amount of $1,050,000 attributable to the notes is being amortized using the straight-line method through the maturity date of the notes. Amortization of the discount of $212,000, $212,000 and $147,000 were included in interest expense for the years ended March 31, 1994, 1993 and 1992, respectively. The Notes are secured by substantially all the assets of the Company. Such security is subordinate to all senior debt, as defined.

Under the terms of the Agreement, the Company must meet certain restrictive covenants. Under the most restrictive of such covenants, the Company must maintain specified levels of net worth, total debt to shareholders' equity and a fixed charge coverage ratio.

The Company is also restricted as to the incurrence of certain other debt and restricted payments, as defined. In addition, without the approval of a majority of Investors the Company is restricted as to: the consolidation, merger or sale of the Company; the issuance of indebtedness subordinate to senior debt and senior to the Notes; the amendment of its articles of incorporation or bylaws; the increase in the number of authorized directors; the redemption or repurchase of outstanding stock (except as in employment contracts); and the payment of any dividends on Common Stock.

                  Educational Medical, Inc. and Subsidiaries

2. LONG-TERM DEBT (CONTINUED)

The Company, the Preferred Shareholders, and the Investors have entered into a Coinvestors Agreement which, among other things, entitles the Investors to select one representative on the Company's Board of Directors as long as a certain minimum investment amount is maintained by the Investors.

During the year ended March 31, 1994, the Company entered into a $2,000,000 revolving loan agreement (the "$2,000,000 loan") and a $1,000,000 revolving loan agreement (the "$1,000,000 loan") with a bank. Borrowings under the $2,000,000 loan bear interest at the rate of prime plus 1% and under the $1,000,000 loan at the rate of prime plus 2%. The loans mature on September 1, 1994 and are secured by substantially all assets of the Company. No amounts were outstanding under these agreements at March 31, 1994.

Aggregate maturities of long-term debt at March 31, 1994 are as follows:

         Year ending March 31,
         1995                                                $15,549,434
         1996                                                  1,178,513
         1997                                                  3,370,475
         1998                                                    575,350
         1999                                                    558,070
         Thereafter                                              548,383
                                                              ----------
                                                               7,780,225
         Less discount on senior subordinated debt               478,437
                                                              ----------
                                                              $7,301,788
                                                              ==========

Interest paid during the years ended March 31, 1994, 1993 and 1992 was approximately $733,000, $520,000, and $363,000.

                  Educational Medical, Inc. and Subsidiaries

3. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

Prior to March 31, 1990, the Company issued 1,020,000 shares of Cumulative Convertible Preferred Stock, $.01 par value. At the option of the holder, each share of Preferred Stock may be converted into one share of Common Stock at $6.66 per share, subject to certain antidilution adjustments (1,023,049 shares at March 31, 1994).

Through July 22, 1991, the shares of Preferred Stock accrued dividends at an annual rate of 8%. Effective July 23, 1991, pursuant to the Securities Purchase Agreement dated July 23, 1991 (see Note 4), the terms of the Preferred Stock were amended to eliminate the cumulative dividends feature and redemption requirement until an Initial Public Offering of Stock is completed and certain other requirements are met, and the Company issued 246,500 shares of Common Stock in full payment of accrued dividends through July 22, 1991 totaling $1,232,498. Under certain circumstances, the Company is obligated to redeem for cash all the outstanding Preferred Stock at $6.66 per share.

Except for the election of directors, the holders of Preferred Stock and Common Stock shall vote as one class, with each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion. The Preferred Shareholders voting separately as a class may elect three of the five members of the Board of Directors.

COMMON STOCK

Effective December 15, 1991, certain shares of Common Stock previously purchased by two officers became subject to a Restricted Stock Purchase Agreement, as amended December 15, 1991. Under the terms of the amended Restricted Stock Purchase Agreement, the Company has the rights to repurchase certain shares of previously issued Common Stock in the event of termination of employment at the original issue price of $.01 per share. The rights expire ratably over a scheduled four year vesting period. As of March 31, 1994, a total of 20,409 shares are subject to this repurchase option.

                  Educational Medical, Inc. and Subsidiaries

3. SHAREHOLDERS' EQUITY (CONTINUED)

COMMON STOCK (CONTINUED)

The Company has reserved the following shares of Common Stock at March 31, 1994:

         Convertible Preferred Stock                        1,023,049
         Common Stock purchase warrants                       948,000
                                                            ---------
                                                            1,971,031
                                                            =========

STOCK PURCHASE WARRANTS

As described in Note 2, concurrent with the issuance of the Notes, the Investors were granted stock purchase warrants allowing the purchase of up to 800,000 shares of Common Stock at $5 per share, for a total amount of $4,000,000. The $5 exercise price of the warrants is subject to adjustment for any future issuances of equity or equity related securities at a per share price less than the exercise price.

The warrants were assigned a value of $1,050,000. The difference between the $1,050,000 and the exercise price of $4,000,000 is being accreted through the date of earliest exercise (50% through March 31, 1998 and 50% through March 31, 1999). Accretion of $283,276 and $236,568 was charged to retained earnings during the year ended March 31, 1994 and 1993, respectively. The warrants expire June 30, 2001.

At any time after March 31, 1998, but on or before March 31, 1999, the Investors may "put" to the Company warrants representing 50% of total warrants then outstanding. At any time after March 31, 1999, the Investors may "put" to the Company all then outstanding warrants. The Company may "call" the warrants at the later of 2 years from closing (July 23, 1991) or after the Company's stock has been publicly traded for six months. The put/call price is $5 per share.

                  Educational Medical, Inc. and Subsidiaries

3. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK PURCHASE WARRANTS (CONTINUED)

The Coinvestors Agreement (Note 2) specifies that, upon a change in control of the Company, all Investors and Preferred Shareholders "put" amounts will be paid and distributed by the Company as follows:

    i) 50% of the Investors' "put" amounts shall be paid and distributed by the Company to the Investors immediately.

    ii) immediately thereafter, all shareholders' "put" amounts shall be paid and distributed by the Company to the Preferred Shareholders.

    iii) immediately thereafter, the remaining Investors' "put" amounts shall be paid and distributed by the Company to the Investors.

In the event of a change in control of the Company, the Notes are to be repaid at par and the related warrants may be "put" to the Company by the Investors at a price between $1 to $2.50 per Common Share depending on the date of the change in control. The Preferred Shareholders are to be paid in cash all the outstanding Preferred Stock at $6.66 per share.

In connection with the Securities Purchase Agreement described in Note 2, a third party was granted warrants to purchase 16,000 shares of Common Stock exercisable at $6 per share. These warrants expire July 23, 1996.

The Company has agreed in the event of an Initial Public Offering to issue to a third party, warrants to purchase 10,000 shares of Common Stock at the offering price of such shares in an Initial Public Offering. These warrants will expire 5 years from the date of such Initial Public Offering.

                  Educational Medical, Inc. and Subsidiaries

3. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS

In fiscal year 1993 and 1994, the Company issued 102,000 and 20,000 stock option grants, respectively, to certain management employees, which give the holders rights to acquire the same number of shares of the Company's common stock. The options vest incrementally over four years and are exercisable at $4.00 per share for the 1993 options and $6.67 for the 1994 options. The options expire on the fifth anniversary of the year in which such options become vested. As of March 31, 1994, 48,000 options were exercisable.

4. ACQUISITIONS

On March 1, 1993, the Company, through a wholly-owned subsidiary, purchased certain assets and assumed certain liabilities of Modern Technology School of X-Ray ("Modern") for $1,550,000. The purchase price consisted of $950,000 of notes payable to the seller (see Notes 2 and 3), a $500,000 non-compete covenant payable over five years and $100,000 of cash. The acquisition was accounted for as a purchase whereby the assets acquired and liabilities assumed (net tangible assets of $140,000) were recorded at their estimated fair market values. Approximately $500,000 was assigned to a covenant not to compete and approximately $910,000 was assigned to goodwill. The results of operations of Modern have been included in the Company's results of operations since March 1, 1993, the effective date for accounting purposes.

On May 29, 1993, the Company, through a wholly-owned subsidiary, purchased certain assets and assumed certain liabilities of Dominion Business Schools, Inc. (DBS) for up to $2,400,000. The purchase price consisted of promissory notes totaling $1,650,000 to the seller, a $400,000 non-compete covenant payable over five years and $350,000 of cash. The acquisition was accounted for as a purchase whereby the assets acquired and the liabilities assumed (net liabilities assumed of $725,000) were recorded at their estimated fair market values. Approximately $400,000 was assigned to the covenant not to compete. The results of operations of DBS have been included in the Company's results of operations since June 1, 1993, the effective date of the acquisition for accounting purposes.

                  Educational Medical, Inc. and Subsidiaries

4. ACQUISITIONS (CONTINUED)

On July 3, 1993, the Company, through a wholly-owned subsidiary, purchased certain assets and assumed certain liabilities of Computer Management of Baltimore, Inc. dba ICM School of Business (ICM) for $600,000. The purchase price consisted of $500,000 of notes payable and a $100,000 non-compete covenant payable over two years. The acquisition was accounted for as a purchase whereby the assets acquired and the liabilities assumed (net liabilities assumed of $481,000) were recorded at their estimated fair market values. The results of operations of ICM have been included in the Company's results of operations since July 1, 1993, the effective date of the acquisition for accounting purposes.

On July 14, 1993, the Company, through a wholly-owned subsidiary, purchased certain assets and assumed certain liabilities of the Ohio Institute of Photography and Technology (OIPT) for $1,236,000. The purchase price consisted of $200,000 of notes payable to the seller, a $325,000 non-compete covenant payable over five years, the assumption of a $541,000 mortgage, and $170,000 of cash. The acquisition was accounted for as a purchase whereby the assets acquired and the liabilities assumed (net tangible assets of $1,127,000) were recorded at their estimated fair market values. Approximately $62,000, net of negative goodwill acquired, was assigned to the covenant not to compete. The results of operations of OIPT have been included in the Company's results of operations since July 1, 1993, the effective date of the acquisition for accounting purposes. The Company entered into three year consulting agreements with the former shareholders of OIPT for a total of $200,000, payable semiannually. Consulting fees of $33,000 are included in the accompanying 1994 consolidated statement of operations.

On August 5, 1993, the Company, through a wholly-owned subsidiary, purchased certain assets and assumed certain liabilities of California Academy of Merchandising, Art & Design (CAMAD) for $50,000. The purchase price consisted of $25,000 in cash and a $25,000 non-compete covenant payable over two years. The acquisition was accounted for as a purchase whereby the assets acquired and the liabilities assumed (net liabilities

                  Educational Medical, Inc. and Subsidiaries

4. ACQUISITIONS (CONTINUED)

assumed of $46,000) were recorded at their estimated fair market values. The results of operations of CAMAD have been included in the Company's results of operations since August 1, 1993, the effective date of the acquisition for accounting purposes.

5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                           MARCH 31
                                                      1994             1993
                                                  ---------------------------
      Equipment, furniture and fixtures           $ 2,384,552      $1,250,969
      Leasehold improvements                          679,085         477,591
      Land                                            208,100               -
      Buildings                                       787,000               -
                                                  ---------------------------
                                                    4,058,737       1,728,560
      Less accumulated depreciation and
      amortization                                 (1,228,048)       (582,196)
                                                  ---------------------------
                                                  $ 2,830,689      $1,146,364
                                                  ===========================

6. LEASES

The Company leases its office, classroom and dormitory space under operating lease agreements expiring through 1998. Rent expense totaled approximately $2,330,000, $1,249,000, and $613,000 for the years ended March 31, 1994, 1993 and 1992, respectively.

                  Educational Medical, Inc. and Subsidiaries

6. LEASES (CONTINUED)

Future minimum lease payments under noncancelable operating leases are as follows for the years ended March 31:

         1995                                     $1,829,502
         1996                                      1,402,287
         1997                                      1,300,038
         1998                                      1,129,202
         1999                                        715,815
         Thereafter                                3,258,204
                                                  ----------
                                                  $9,635,048
                                                  ==========

7. INCOME TAXES

The (benefit) provision for income taxes consists of the following:

                                           YEAR ENDED MARCH 31
                                  1994             1993            1992
                               ------------------------------------------
         Current:
           Federal            $ (584,479)       $640,591         $483,448
           State                (166,618)        192,848          129,000
                              -------------------------------------------
                                (751,097)        833,439          612,448

         Deferred:
           Federal               580,868         (66,388)         (75,000)
           State                     263         (18,160)         (18,000)
                              -------------------------------------------
                                 581,131         (84,548)         (93,000)
                              -------------------------------------------
                              $ (169,966)       $748,891         $519,448
                              ===========================================

The deferred tax provision in 1994 results primarily from the change in the deferred tax asset valuation reserve. Deferred tax benefits result primarily from the timing of deductions related to the allowance for doubtful accounts receivable.

                  Educational Medical, Inc. and Subsidiaries

7. INCOME TAXES (CONTINUED)

The income tax provision for fiscal year 1992 includes a charge in lieu of federal and state income taxes of $435,000, which represents taxes that would have been paid in the absence of net operating loss carryforwards from prior years. The offsetting income tax benefit from the utilization of these carryforwards has been reported as an extraordinary credit, in accordance with the deferred method of accounting for income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                 1994              1993
                                              ---------------------------
     Allowance for doubtful accounts          $ 218,996         $ 257,470
     Tradenames                                 379,000           433,000
     Prepaid expenses                          (137,664)          (41,615)
     Intangibles                                178,740                 -
     Depreciation                                49,440            25,186
     Deferred rent                                    -            25,928
     AMT credit carryforwards                 1,929,420                 -
     Other, net                                 (22,021)           21,742
                                              ---------------------------
                                                858,911           721,711
     Valuation allowance for deferred
       tax assets                              (858,911)         (544,163)
                                              ---------------------------
                                              $       -         $ 177,548
                                              ===========================

The Company paid approximately $383,500 and $650,000 of income taxes in the years ended March 31, 1994 and 1993 and none in the year ended March 31, 1992.

                  Educational Medical, Inc. and Subsidiaries

8. EMPLOYEE BENEFIT PLAN

During 1992, the Company adopted a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company matches 25% of such contributions up to a maximum of 4% of the employees' compensation. The Company's contributions to the plan were approximately $45,600, $29,900 and $5,300 for the years ended March 31, 1994, 1993 and 1992 respectively.

9. CONTINGENCIES

The Company is involved in litigation in the normal course of business which in the opinion of management will not have a material adverse effect on the Company's financial condition.

10. LOSS ON CLOSURE OF SCHOOL

In September 1993, the Company decided to close its wholly-owned subsidiary, Meadows College of Business in Albany, Georgia due to continued operating losses and the anticipation that such losses would continue. A loss of $1,125,518 is included as "Loss on Closure of School" in the accompanying 1994 consolidated statement of operations and relates primarily to the write-off of the related goodwill and losses from September 1993 to September 1994 when the school will close.

11. FUTURE TUITION INCOME (UNAUDITED)

Future tuition income on active student contracts is as follows as of March 31, 1994:

         Deferred tuition income                            $ 2,456,345
         Uncollected future tuition income                   12,687,253
                                                            -----------
         Future tuition income                              $15,143,598
                                                            ===========

Based upon prior experience, it is estimated that approximately 60% of the future tuition income will be ultimately recognized and included in revenues in fiscal year 1995 when the related services are rendered (see Note 1).

                              SCHEDULE 2.1(i)(B)



              MATERIAL ADVERSE CHANGES AND ADDITIONAL BORROWINGS
                    SINCE THE DATE OF FINANCIAL STATEMENTS



SEE EXHIBIT 2.1(h) WITH RESPECT TO EXISTING LITIGATION.

THE COMPANY IS CURRENTLY APPEALING A SUSPENSION OF CERTAIN FEDERAL FUNDING WITH RESPECT TO ITS CAMPUS IN STOCKTON, CALIFORNIA, BASED ON DEFAULT RATES PURPORTEDLY IN EXCESS OF 25% FOR LATEST LEAST THREE YEARS. SUSPENSION OF FUNDING IS TOLLED PENDING THE RESOLUTION OF THESE APPEALS. UNDER CURRENT REGULATION A SCHOOL MAY APPEAL SUSPENSION BASED ON SERVICING ERRORS OR INACCURATE DATA. THE APPEAL ALLEGES BOTH FACTORS EXISTED AND, IF TAKEN INTO ACCOUNT WOULD LOWER THE DEFAULT TO UNDER 25%. IN ADDITION, THE COMPANY HAS APPEALED UNDER PROVISIONS PROVIDING FOR MITIGATING CIRCUMSTANCE RELIEF BASED UPON ACCEPTABLE COMPLETION AND PLACEMENT RATES. THE APPEALS FILED ALLEGE THE COMPLETION AND PLACEMENT RATES WERE WITHIN ACCEPTABLE LEVELS.

                                SCHEDULE 2.1(e)


                                LIST OF OPTIONS



SEE FOOTNOTE 3 SET FORTH IN THE CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 1994 AND 1993 WITH REPORT OF INDEPENDENT AUDITORS ATTACHED TO
EXHIBIT 2.1(i)(A)

                                SCHEDULE 2.1(f)



                LIST OF TRADEMARKS, PATENTS, TRADENAMES, ETC.





                                      NONE

                                SCHEDULE 2.1(h)
                               TO LOAN AGREEMENT



                           EDUCATIONAL MEDICAL, INC.
                        THREATENED OR PENDING LITIGATION
                              AS OF MARCH 28, 1995


----------------------------------------------------------------------------------------------------------------------------------
                                                                   DATE OF
              NAME AND DESCRIPTION                                 FILING                          STATUS
----------------------------------------------------------------------------------------------------------------------------------
Lingaraj Bahinipaty vs.  Educational Medical, Inc.,             March 11, 1994          Voluntary Dismissal filed by
Maric College of Medical Careers, United States                                         Plaintiff on Sept. 8, 1994.
District Court of the Southern District of                                             Sanctions awarded by the Court
California, re: claims of alleged wages due,                                         against Plaintiff in the amount of
defamation and the failure of Maric to meet its                                         $18,896.72 on March 1, 1995.
purported obligations.
----------------------------------------------------------------------------------------------------------------------------------
Michael Bond, John Davis, Nicole Tilema, Marcia                   July 29, 1994        Second Amended Complaint filed
Hay, Robert Palumbo, Sean Ruby, May Russel and Don                                           Dec. 13, 1994
Walker et al vs.  Educational Medical, Inc., Maric                                         Class Certification
Learning Systems, Inc., et al, re: class action                                          granted Jan. 20, 1995
claims that Maric and its agents allegedly failed
to meet its obligations and made oral
misrepresentions with respect to orthopaedic
assistant program allegedly violating the Maxine
Waters School Reform Act and California Consumer
Legal Remedies Act.
----------------------------------------------------------------------------------------------------------------------------------
David Selinger v. Educational Medical, Inc. re:                 December 28,           Plaintiff has been previously
claims of wrongful termination, violation of                       1994              adjudicated a vexatious litigator
public policy, breach of the covenant of good                                        and sanctioned by the California
faith and fair dealing and statutory violations.                                      courts.  Motion to dismiss has
                                                                                         been filed by the school.
----------------------------------------------------------------------------------------------------------------------------------
Tina Trevino v. Educational Medical, Inc. re:                   None filed only       Last communication with counsel
claims of wrongful termination.                                   threatened            in November 1994.  Claimant
                                                                                         may have abandoned claims.
==================================================================================================================================

                                SCHEDULE 2.1(j)

                                OTHER AGREEMENTS



                                      NONE

                                SCHEDULE 2.1(l)



                         CREDIT AGREEMENTS, INDENTURES,
                 PURCHASE AGREEMENTS, PROMISSORY NOTES, ETC.



1. PLEDGE AGREEMENT DATED AS OF JULY 14, 1993 AMONG EDUCATIONAL MEDICAL, INC., OHIO INSTITUTE OF PHOTOGRAPHY AND TECHNOLOGY, INC. AND OIOPT ACQUISITION CORP.

2. BUSINESS PURPOSE PROMISSORY NOTE EXECUTED BY OIOPT ACQUISITION CORP. IN FAVOR OF BANK ONE, DAYTON, N.A. IN THE PRINCIPAL SUM OF $720,000.00 DATED JULY 14, 1993.

3. BUSINESS LOAN AGREEMENT BETWEEN BANK ONE, DAYTON, N.A. AND OIOPT ACQUISITION CORP.

4. OHIO OPEN END MORTGAGE EXECUTED BY OIOPT ACQUISITION CORP. IN FAVOR OF BANK ONE, DAYTON, N.A. THIS MORTGAGE SECURED THE $720,000.00 PROMISSORY NOTE REFERENCED ABOVE.

5. FINANCING STATEMENT REFLECTING OIOPT ACQUISITION CORP. AS THE DEBTOR AND BANK ONE, DAYTON, N.A. AS THE SECURED PARTY FILED WITH THE OHIO SECRETARY OF STATE'S OFFICE ON JULY 20, 1993, FILE NUMBER 00502307209317001.

6. CONTINUING GUARANTY EXECUTED BY EDUCATIONAL MEDICAL, INC. IN FAVOR OF BANK ONE, DAYTON, N.A. IN CONJUNCTION WITH THE $720,000.00 LOAN REFERENCED ABOVE.

7. PURCHASE MONEY PROMISSORY NOTE EXECUTED BY EDUCATIONAL MEDICAL, INC. AND MTSX ACQUISITION CORP. IN FAVOR OF M.T. X-RAY, INC. IN THE PRINCIPAL SUM OF $450,000.00 DATED JULY 23, 1993.

8. PLEDGE AGREEMENT DATED JULY 23, 1993 AMONG EDUCATIONAL MEDICAL, INC., M.T. X-RAY, INC. AND MTSX ACQUISITION CORP.

9. LETTER ADDRESSED TO M.T. SCHOOL OF X-RAY, THE ESTATE OF MR. JEROME KAPLAN AND MR. HARVEY KAPLAN FROM HONIGMAN MILLER SCHWARTZ AND COHN DATED JULY 19, 1994 REGARDING DISCREPANCIES IN THE REPRESENTATION AND WARRANTIES OF SELLER IN CONJUNCTION WITH THE CONVEYANCE TO MTSX ACQUISITION CORP.

10. PURCHASE MONEY PROMISSORY NOTE EXECUTED BY DBS ACQUISITION CORP. AND EDUCATIONAL MEDICAL, INC. IN FAVOR OF BETA SERVICES, INC. IN THE PRINCIPAL SUM OF $900,000.00 DATED MAY 28, 1993.

11. PLEDGE AGREEMENT DATED AS OF MAY 28, 1993 AMONG EDUCATIONAL MEDICAL, INC., BETA SERVICES, INC. AND DBS ACQUISITION CORP.

12. AMENDMENT ONE TO PLEDGE AGREEMENT DATED AS OF JULY 23, 1993 TO THE PLEDGE AGREEMENT AMONG EDUCATIONAL MEDICAL, INC., BETA SERVICES, INC., AND DBS ACQUISITION CORP.

13. MASTER EQUIPMENT LEASE AGREEMENT BETWEEN BANK SOUTH LEASING, INC. AND EDUCATIONAL MEDICAL, INC. DATED JULY 26, 1994.

14. FINANCING STATEMENTS REFLECTING EDUCATIONAL MEDICAL, INC. AS THE DEBTOR AND BANK SOUTH LEASING, INC. AS THE SECURED PARTY FILED WITH THE FOLLOWING STATES: OHIO, ARIZONA, VIRGINIA, CALIFORNIA AND PENNSYLVANIA.

15. EQUIPMENT LEASE AGREEMENT BETWEEN BANK SOUTH LEASING, INC. AND MTSX ACQUISITION CORP. FOR ULTRASOUND EQUIPMENT DATED DECEMBER 28, 1993.

16. GUARANTY EXECUTED BY EDUCATIONAL MEDICAL, INC. IN FAVOR OF BANK SOUTH LEASING, INC. IN CONJUNCTION WITH THE EQUIPMENT LEASE FOR THE ULTRASOUND EQUIPMENT WITH MTSX ACQUISITION CORP.

17. FINANCING STATEMENT REFLECTING MTSX ACQUISITION CORP. AS THE DEBTOR AND BANK SOUTH LEASING, INC. AS A SECURED PARTY FILED IN CALIFORNIA.

18. 13% SENIOR SUBORDINATED NOTE R-003 IN THE ORIGINAL PRINCIPAL SUM OF $603,000 EXECUTED BY EDUCATIONAL MEDICAL, INC. IN FAVOR OF FUELSHIP & COMPANY DATED JULY 23,1991, AS MODIFIED BY ALLONGE DATED MARCH __, 1995.

19. 13% SENIOR SUBORDINATED NOTE R-004 IN THE ORIGINAL PRINCIPAL SUM OF $497,000 EXECUTED BY EDUCATIONAL MEDICAL, INC. IN FAVOR OF FUELSHIP & COMPANY DATED JULY 23, 1991, AS MODIFIED BY ALLONGE DATED MARCH __, 1995.

20. 13% SENIOR SUBORDINATED NOTE R-002 IN THE ORIGINAL PRINCIPAL SUM OF $2,900,000 EXECUTED BY EDUCATIONAL MEDICAL, INC. IN FAVOR OF NAP AND COMPANY DATED JULY 16, 1991, AS MODIFIED BY ALLONGE DATED MARCH __, 1995.

21. CONSULTING AND NON COMPETITION AGREEMENTS WITH VARIOUS INDIVIDUALS AS DESCRIBED IN FOOTNOTES 2 AND 4 TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR YEARS ENDED MARCH 31, 1994 AND 1993 WITH REPORT OF INDEPENDENT AUDITORS ATTACHED TO SCHEDULE 2.1(i)(A).

                                SCHEDULE 2.1(o)


                      INDEBTEDNESS BETWEEN BORROWER AND
                      OFFICERS OR DIRECTORS OF BORROWER




$75,000 PROMISSORY NOTE DATED SEPTEMBER 20, 1991 EXECUTED BY VINCE PISANO AND GAIL PISANO, HIS WIFE, IN FAVOR OF EDUCATIONAL MEDICAL, INC. SECURED BY A DEED OF TRUST COVERING REAL PROPERTY LOCATED AT 33831 GRENADA DRIVE, DANA POINT, CALIFORNIA AND A DEED TO SECURE DEBT COVERING PROPERTY LOCATED AT 13446 PROVIDENCE ROAD, ALPHARETTA, GEORGIA.


THE BORROWER HAS CROSS-GUARANTEED VARIOUS OBLIGATIONS OF ITS SUBSIDIARIES.

                                SCHEDULE 2.1(r)


                  CONTRACTS, AGREEMENTS AND OTHER DOCUMENTS
                     PURSUANT TO WHICH BORROWER RECEIVES
                        REVENUES IN EXCESS OF $25,000




PARTICIPATION AGREEMENTS BETWEEN DEPARTMENT OF EDUCATION AND EACH OF THE BORROWERS WHICH OPERATE A SCHOOL WITH RESPECT TO FEDERAL FUNDING AND SIMILAR AGREEMENTS WITH STATES IN WHICH THE BORROWERS' SCHOOLS OPERATE.

                                 SCHEDULE 3.12


                            GUARANTIES, LOANS, ETC.



                                      NONE

                                 SCHEDULE 3.13

                             DIVIDENDS, STOCK, ETC.



                                      NONE